EXHIBIT 99.1

CSG Announces Management Team Changes

Company Reiterates All 2023 Financial Guidance Targets

DENVER, Aug. 30, 2023 – CSG® (NASDAQ: CSGS) today announced that Ken Kennedy, Chief Operating Officer & President of Revenue Management & Digital Monetization, and Dave Schaaf, Chief Accounting Officer and Treasurer, will be departing CSG. Lori Szwanek will rejoin CSG as the next Chief Accounting Officer in September 2023.

“CSG is a culture-first company because of leaders like Ken and Dave who have brought excellence and impact for two decades. On behalf of the Board of Directors and the entire CSG team, we thank both leaders for their immeasurable contributions,” said Brian Shepherd, President and CEO, CSG.

Mr. Shepherd added, “During transitions like this, it is normal to assess whether the changes imply an underlying problem or an opportunity to elevate our performance even more. To be clear, there is no problem. CSG just posted our best first-half organic revenue growth in nearly two decades, and we are pleased to reiterate the raised guidance we provided on our Q2 earnings call. Ken and Dave both contributed meaningfully to these excellent results and they also helped develop a fantastic bench of proven leaders, who are ready to accelerate CSG’s top and bottom-line growth in the years ahead.”

“A key to CSG’s faster revenue growth is our ongoing effort to move decision-making closer to the customer and to simplify how we do business,” Shepherd shared. “These foundations also underpin our commitment to continuously work to expand our operating leverage. Consistent with this and as part of a smooth transition, Ken’s role will not be replaced as his responsibilities will be assumed by existing CSG executive officers and senior leaders.”

“On behalf of the CSG Audit Committee and the broader CSG Team, I would like to also thank Dave for his excellent contributions to our finance team for over two decades,” said Hai Tran, Executive Vice President and CFO, CSG. “On behalf of all the CSGers who know and value Lori so much, we couldn’t be more excited to welcome her back to the CSG family when she assumes ownership of our accounting function as Chief Accounting Officer.”

Ms. Szwanek brings over 30 years of accounting, finance and business experience, having most recently served as Chief Accounting Officer at Orion Advisor Solutions. Prior to that, she held a variety of roles over 25 years in CSG’s accounting function, including most recently as Global Controller.

Mr. Kennedy has agreed to remain with the company in an advisory role through the end of 2023. Mr. Schaaf has agreed to remain with the company in an advisory role until April 1, 2024.

About CSG

CSG empowers companies to build unforgettable experiences, making it easier for people and businesses to connect with, use and pay for the services they value most. Our customer experience, billing and payments solutions help companies of any size make money and make a difference. With our SaaS solutions, company leaders can take control of their future and tap into guidance along the way from our fiercely committed and forward-thinking CSGers around the world.

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Contacts:

Tammy Hovey

External Communications

+1 (917) 520-2751

tammy.hovey@csgi.com

John Rea

Investor Relations

+1 (210) 687-4409

john.rea@csgi.com